EXHIBIT 10.1

Amendment No. 3 to Reptron Electronics, Inc., 2004 Stock Option Plan

The Board of Directors and Compensation Committee of Reptron Electronics, Inc., (the “Company”) approved, subject to obtaining shareholder approval, the following amendment to the Company’s 2004 Stock Option Plan (the “Stock Option Plan”) increasing the aggregate number of shares that may be issued under the Stock Option Plan from 500,000 to 1 million.

1.	Section 1.2 of the Stock Option Plan is hereby amended to provide in its entirety as follows:

1.2 Shares Subject to the Plan. The aggregate number of shares of Common Stock, $0.01 par value per share, of the Company (“Common Stock”) that may be issued under the Plan shall not exceed 1,000,000 shares; provided, however, that in the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan shall be ratably adjusted by the Compensation Committee (as defined below), whose determination shall be final and binding upon the Company and all other interested persons. In the event the number of shares to be delivered upon the exercise or payment of any Option (as defined below) granted under the Plan is reduced for any reason whatsoever or in the event any Option granted under the Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such Option shall thereupon be released from such Option and shall thereafter be available under the Plan for the grant of additional Options. Shares issued pursuant to the Plan (i) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market and (ii) shall be fully paid and nonassessable.